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                                                                   Exhibit 10.18

                               [FUSION LETTERHEAD]

April 29, 1999

Dan Ellis
1151 Canyon Hills Road
San Ramon, CA 94583

Dear Dan,

With much enthusiasm I am pleased to offer you the position of Vice President of Sales at Fusion Medical Technologies, Inc.

The position of Vice President of Sales will report directly to the President and CEO. Your direct base compensation will be $14,166.67 per month paid on a semi-monthly basis in accordance with the Company's normal payroll procedures. I will recommend at the next regularly scheduled Board of Directors meeting following your date of hire, that the Company provide to you a stock option to purchase 80,000 shares of stock. We have waived the standard one year cliff period, therefore, the stock options will vest 1/48/th/ per month and each month thereafter. The exercise price of the stock will be fixed as of the date of your employment.

In the event of a Change of Control (as defined in this paragraph) of the Company, all of the unvested shares subject to your stock option agreement shall become vested immediately prior to the Change of Control. For purposes of this Agreement, a "Change of Control" shall mean an "Ownership Change Event" (as defined in this paragraph) or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more the fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transaction Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

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You should be aware that your employment at Fusion Medical Technologies, Inc. is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time for any reason or for no reason. Similarly, Fusion Medical Technologies, Inc. is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as set forth in our Stock Option Agreement and Proprietary Information Agreement.

To indicate your acceptance of the Company's offer please sign and date this letter in the space provided below and return it to me by May 7, 1999. A duplicate original is enclosed for your records. You will be required to sign a Proprietary Information Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written. This letter may not be modified or amended except by written agreement, signed by the Company and you.

We hope that you can begin work no later than approximately May 24, 1999. Dan, I am really excited about your signing up with our team. Your leadership will mean a great deal. It is going to be a great year!

Sincerely,


/s/ Philip Sawyer                                                   Date 4/30/99
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Philip Sawyer
President and CEO
Fusion Medical Technologies, Inc.

Agreed and Accepted

Employee Name /s/ Dan Ellis                                          Date 5/4/99
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              Dan Ellis